EXHIBIT  99.1



PRESS RELEASE                                             3515 SE Lionel Terrace
                                                              Stuart, FL 34997
                                                              Tel:  772-287-4846
                                                              Fax:  772-781-4778
                                                              www.ultrastrip.com
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For Release: August 16, 2002
Contact:  Scott Baratta, Sr. VP of Finance
          772-287-4846 ext. 106 or email, sbaratta@ultrastrip.com


ULTRASTRIP SYSTEMS ANNOUNCES NET LOSS OF $.15 PER SHARE FOR 2001

Stuart, Florida, August 16/PRNewire/--

UltraStrip Systems, Inc. ("UltraStrip") today reported revenues of $1.7 million for 2001, the highest annual revenues in the history of the Company. UltraStrip also announced a net loss of $6.0 million or $.15 per share for the year ended December 31, 2001. "Our 2001 revenues show that UltraStrip's products and services are starting to win market acceptance. We also see this trend continuing in 2002. To date, given the successful completion of our service contracts with Tecor in Portugal and Atlantic Dry Dock in Jacksonville, Florida, plus the previously announced sales contract with Metro Machine Corp., we expect 2002 revenues to exceed those in 2001," said Robert Baratta, President and Chief Executive Officer of the Company.

The Company also announced the restatement of its financial statements for 1998, 1999, and 2000 and its previously reported quarterly financial statements for prior periods. After a comprehensive review of information concerning the Company's issuance of stock options and warrants, as well as dividends on its Series A and Series B redeemable preferred stock, UltraStrip determined it was necessary to restate its financial results for the previously mentioned years so as to accurately reflect these equity transactions, none of which had any effect on the Company's cash position. The restatements will have the effect of increasing the Company's previously announced net losses to $11.1 million or $.28 per share for 2000 and to $4.1 million or $.35 per share for 1999. The primary reason for the change is to reflect many of these issuances as being compensatory. A majority of the stock options and warrants responsible for a significant part of the non-cash compensation charges associated with the restatements expired on June 30, 2002, and the Company expects a beneficial effect in 2002 from these expirations.

In the first six months of 2002, UltraStrip has continued to experience losses from operations, and, at June 30, 2002, the Company had approximately $101,500 of cash on hand to fund operations and to pay certain previously incurred liabilities. As expected, the Company's auditors will continue to include a going concern paragraph in their audit opinion. Through July 31, 2002, the Company has raised $1.3 million in capital from outside sources but is still

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dependent on investor capital to continue its operations. At the same time Dr.
Baratta stated, "our management team continues to aggressively seek sales and service contracts, principally in the U.S market, to generate needed revenues."

UltraStrip expects to have its Annual Report on Form 10-KSB for the year ended December 31, 2001, as well as amendment to previously filed documents and its 10-QSB quarterly reports for the first and second quarters of 2002 filed with the Securities and Exchange Commission as soon as practicable.

About UltraStrip Systems, Inc.
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UltraStrip develops and manufactures robotic solutions to environmental problems in the surface preparation and coatings removal industry. UltraStrip's patented robotic hydroblasting systems are designed to provide an environmentally safe coatings removal process in heavy marine applications and above ground storage tanks. The robotic systems represent a significant innovation in the surface preparation of ships and other structures. UltraStrip's patented systems have been used on the USS EISENHOWER, a U.S. Navy Nimitz-class aircraft carrier, the USS COLE, the U.S. Navy guided missile destroyer attacked in Yemen in October 2000 and the USS DOYLE, a U. S. Navy guided missile frigate, as well as multiple vessels in the Lisnave Ship Yard in Portugal, one of the world's busiest commercial yards for the heavy marine industry. Information on UltraStrip can be obtained through its website www.ultrastrip.com.
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Forward Looking Statements
--------------------------

This press release includes information that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning future plans and performance of Ultrastrip. Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, unforeseen difficulties in marketing to customers, performance under existing contracts, performance of technology under development, competition, regulatory matters, general economic conditions and those matters otherwise disclosed in UltraStrip's Securities and Exchange Commission filings.

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